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                                                                 EX-99(13)(a)(i)


              AMENDMENT (THE "AMENDMENT") DATED _____________, 2006

              TO THE REMARKETING AGREEMENT DATED MAY 14, 1993 AMONG
         DELAWARE INVESTMENTS MINNESOTA MUNICIPAL INCOME FUND II, INC.,
           DELAWARE MANAGEMENT COMPANY AND CITIGROUP GLOBAL SECURITIES

         WHEREAS, DELAWARE INVESTMENTS MINNESOTA MUNICIPAL INCOME FUND II, INC. (formerly, Voyageur Minnesota Municipal Income Fund II, Inc.), a Minnesota corporation (the "Fund"), DELAWARE MANAGEMENT COMPANY, a series of Delaware Management Business Trust, a Delaware statutory trust (successor to Voyageur Fund Managers), and CITIGROUP GLOBAL SECURITIES (formerly, Smith Barney, Harris Upham & Co. Incorporated), a Delaware corporation ("Citigroup"), have entered into a Remarketing Agreement (the "Agreement") dated as of May 14, 1993;

         WHEREAS, Section 19 of the Agreement permits the parties to amend the Agreement by a written instrument signed by all parties, so long as the Agreement, as amended, is not inconsistent with the Articles of Incorporation of the Fund (the "Articles") in effect as of the date of the Amendment; and

         WHEREAS, pursuant to Article 5 of the Articles the Board of Directors of the Fund has, by resolution at a meeting held on August 17-18, 2005, approved Certificates of Designation to the Articles providing for the creation of two new series of Municipal Income Preferred Shares, Series C and Series D (the "New Series"), each a new series of the Fund's class of preferred shares ranking on parity with the Fund's existing series of Municipal Income Preferred Shares, Series A and Series B; and

         WHEREAS, the parties wish to amend the Agreement to apply to the New Series.

         NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, and intending to be legally bound thereby, the parties hereto amend the Agreement as follows:

         1. The first "WHEREAS" clause in the Agreement is replaced in its entirety as follows:

                  WHEREAS, the Fund has issued 600 Municipal Income Preferred Shares, Series A ("Series A"), 600 Municipal Income Preferred Shares, Series B ("Series B"), 400 Municipal Income Preferred Shares, Series C ("Series C") and 300 Municipal Income Preferred Shares, Series D ("Series D"), each par value $.01 per share and with a liquidation preference of $50,000 per share plus accumulated but unpaid dividends (collectively, the "Shares"), pursuant to and with the powers, preferences and rights assigned to them in the Fund's Articles of Incorporation, as amended to the date hereof and including the statements establishing and fixing the rights and preferences of the Shares (the "Statements"), on file with the Secretary of State of the State of Minnesota (together, the Fund's Articles of Incorporation and the Statements are referred to herein as the "Articles").

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         IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first written above and hereby executed this Amendment.

                                     DELAWARE INVESTMENTS MINNESOTA MUNICIPAL
                                     INCOME FUND II, INC.


                                     By:_______________________________________
                                     Name:
                                     Title:


                                     DELAWARE MANAGEMENT COMPANY, A SERIES OF
                                     DELAWARE MANAGEMENT BUSINESS TRUST


                                     By:_______________________________________
                                     Name:
                                     Title:


                                     CITIGROUP GLOBAL SECURITIES


                                     By:_______________________________________
                                     Name:
                                     Title: